Exhibit 99.1

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Jay Barta

972-745-5195

jbarta@avaya.com

Avaya Appoints Joe Heel to Lead Avaya Global Services and

Christopher Formant as Head of Avaya Government Solutions

Proven Leaders to Support Next Phase of Company Growth

For Immediate Release: August 11, 2010

BASKING RIDGE, NJ - Avaya, a global leader in enterprise communications systems, software and services, announced today that Joachim (Joe) Heel has been appointed as Senior Vice President and President of Avaya Global Services and Christopher Formant as Senior Vice President and President, Avaya Government Solutions, both reporting directly to Kevin J. Kennedy, Avaya President and CEO. Both appointments are effective August 23, 2010.

In his new role, Heel will lead the company’s Global Services business, a division with approximately 8,000 employees. Formant will apply his extensive Avaya experience in providing business communications solutions to government agencies and be responsible for setting strategy and direction of Avaya’s federal, state and local government initiatives.

The shift will allow Joel Hackney, who had been previously leading the government division, to focus on his dual role as Senior Vice President, Global Sales and Marketing and President, Field Operations.

“With the acquisition of Nortel Enterprise Solutions, Avaya has dramatically enhanced our capabilities in several key areas, including channel reach and the government markets in the US,” Kennedy said. “The communications capabilities of our Government Solutions customers are critically important, both in the U.S. and around the globe. By putting Chris Formant, one of our strongest executives, in the senior leadership role of an expanded global government business unit, we are affirming our commitment to our government customers.”

“Our services business is equally important, and we believe that Joe’s extensive enterprise sales and services experience as well as his proven ability to deliver business results will add significant value to Avaya and our customers,” Kennedy added. “These appointments underscore our confidence in the substantial growth potential of both products and services opportunities of this market.”

Heel joins Avaya from Sun Microsystems, where he was Senior Vice President, Global Services, responsible for Sun’s multi-billion, 8400-person Global Services business. During his five-year tenure at Sun, Heel also served as SVP, Global Storage Practice and SVP of Industries, Partners. In this capacity, Heel built a significant track record of success leading global organizations through significant transformation, including building and integrating partner networks. Prior to joining Sun Microsystems, Heel was a partner with McKinsey & Co. in the U.S. and Germany where he served primarily technology companies.

Since his appointment in 2008, Formant has guided the Avaya Global Services team through significant business and organizational challenges to create a truly global organization. Under his leadership, Avaya Global Services’ operational efficiency and bottom line performance improved considerably. Chris drove continuous improvement in customer satisfaction, culminating in the Avaya Global Services organization earning the prestigious J.D. Power & Associates certification for two consecutive years as well as numerous awards from the Technology Services Industry Association.

About Avaya

Avaya is a global leader in enterprise communications systems. The company provides unified communications, contact centers, data solutions, and related services directly and through its channel partners to leading businesses and organizations around the world. Enterprises of all sizes depend on Avaya for state-of-the-art communications that improve efficiency, collaboration, customer service and competitiveness. For more information, please visit www.avaya.com.